EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian Chief Financial Officer and Treasurer Insteel Industries, Inc. 336-786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS THIRD-QUARTER FINANCIAL RESULTS

MOUNT AIRY, N.C., July 25, 2003 – Insteel Industries, Inc. (OTC Bulletin Board: IIIN), one of the nation’s leading manufacturers of wire products, today reported third-quarter net earnings of $0.7 million, or eight cents per share, compared with $1.7 million, or 20 cents per share for the same period last year. Sales for the quarter decreased seven percent to $59.4 million from $64.1 million due to the Company’s exit from certain segments of the industrial wire business. On a comparable basis, excluding revenues from the product lines the Company has exited, sales increased one percent.

For the nine-month period, the Company reported a net loss of $1.2 million, or 15 cents per share, compared with a net loss of $24.8 million, or $2.93 per share for the same period last year. Excluding the cumulative effect of an accounting change that was recorded in the prior year period, the year-ago loss was $10.4 million, or $1.23 per share. Sales declined 21 percent to $152.1 million from $191.7 million due to the Company’s exit from certain segments of the industrial wire business and the nail business together with lower sales of concrete reinforcing products. On a comparable basis, excluding revenues from the product lines the Company has exited, sales decreased five percent.

Commenting on the Company’s third-quarter results, Insteel’s president and chief executive officer H.O. Woltz III said, “We are pleased by the Company’s return to profitability for the quarter in view of the depressed level of nonresidential construction activity and adverse weather conditions that affected our markets. The weak market environment resulted in flat sales of concrete reinforcing products and a continuation of reduced operating schedules for our plants, which adversely affected average unit conversion costs. Our people have done an admirable job of managing our costs, which we believe positions the Company for improved performance when market conditions strengthen.”

Sales of industrial wire, including tire bead wire, rose eight percent from the year-ago quarter driven by increasing revenues from complementary wire products for specialized applications. In spite of the continued weakness in the manufacturing sector, the Company’s industrial wire business extended its favorable operating performance and profitability trends through the combination of higher production levels and stringent spending controls.

On July 11, 2003, the U.S. Department of Commerce (“DOC”) announced preliminary anti-dumping duties ranging from 12 percent up to 119 percent on imports of PC strand from Brazil, India, Korea, Mexico and Thailand. The DOC’s ruling was in response to petitions filed by a coalition of U.S. PC strand producers, including the Company, on January 31, 2003, alleging that the imports have injured the domestic PC strand industry. The DOC determined that imports from the five countries were being “dumped” or sold in the U.S. at a price that was lower than the price in their home markets or their cost. Final anti-dumping duties will be announced in September or November of 2003 and become effective if the International Trade Commission determines that the domestic industry was being injured by the imports. During the interim period, the Customs Service will require U.S. importers to post a bond or cash deposit for the amount of the preliminary duties on all shipments of PC strand from the named countries.

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Commenting on the DOC’s ruling, Woltz said, “The severe erosion in PC strand pricing that has occurred in recent years corresponds with the surge in import volumes at below market prices from the countries specified in the petitions. We are hopeful that the imposition of duties will level the competitive playing field and serve as a catalyst for a recovery in our PC strand business.”

Looking ahead to the remainder of fiscal 2003, Woltz commented, “We do not expect a recovery in construction spending during 2003 that would restore the demand for concrete reinforcing products to recent historical levels. Our focus in the coming months will be on expanding our presence in the engineered structural mesh market as well as in other niche reinforcing products while building on the Company’s position in its traditional markets. In addition we plan to continue the aggressive spending control and productivity improvement initiatives that the Company has employed successfully over the past two years. We believe that the significant progress that has been made in realigning our cost structure will become more readily apparent as we are able to achieve top-line growth and capitalize on the substantial operating leverage that exists in our manufacturing facilities.”

Insteel Industries is one of the nation’s leading manufacturers of wire products. The Company manufactures and markets concrete reinforcing products, tire bead wire and industrial wire for a broad range of construction and industrial applications.

This news release contains forward-looking statements that reflect management’s current assumptions and expectations regarding the occurrence of future actions or events. Such statements are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain words such as “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” and other words of similar meaning that do not relate strictly to historical or current facts. Forward-looking statements are subject to various risks and uncertainties that include, but are not limited to, those risk factors that are discussed in the Company’s latest Form 10-K and subsequent periodic filings with the Securities and Exchange Commission that could cause actual results to differ materially from those projected, stated or implied by such statements.

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INSTEEL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended

	June 28,	June 29,	June 28,	June 29,
	2003	2002	2003	2002

Net sales	$59,427	$64,124	$152,147	$191,738
Cost of sales	52,925	56,457	137,913	174,006

Gross profit	6,502	7,667	14,234	17,732
Selling, general and administrative expense	3,069	3,007	8,805	9,113
Restructuring charges	—	23	—	12,946
Other expense (income)	39	14	79	(943)

Earnings (loss) before interest, income taxes and accounting change	3,394	4,623	5,350	(3,384)
Interest expense	2,456	2,969	7,403	9,096
Interest income	(2)	(25)	(19)	(91)

Earnings (loss) before income taxes and accounting change	940	1,679	(2,034)	(12,389)
Income taxes	257	—	(798)	(1,948)

Earnings (loss) before accounting change	683	1,679	(1,236)	(10,441)
Cumulative effect of accounting change	—	—	—	(14,358)

Net earnings (loss)	$683	$1,679	$(1,236)	$(24,799)

Weighted average shares outstanding (basic)	8,460	8,460	8,460	8,460

Per share (basic and diluted):
Earnings (loss) before accounting change	$0.08	$0.20	$(0.15)	$(1.23)
Cumulative effect of accounting change	—	—	—	(1.70)

Net earnings (loss)	$0.08	$0.20	$(0.15)	$(2.93)

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